Exhibit 99.1

Reserves and Updated Resource Potential1 YE '06 Proved Reserves (MMBOE) YE '07 Proved Reserves (MMBOE) Additional Net Resource Potential (MMBOE) Spraberry 440 481 1,0002 Raton CBM/Pierre Shale 250 266 3502 Mid-Continent 113 111 20 Edwards Trend 27 38 100 Tunisia 6 21 110 Barnett Shale 0 16 90 Alaska 0 5 120 Other 38 26 80 Total 8743 964 1,870 Reflects year-end pricing of $95.92/BBL and $6.80/MMBTU (NYMEX) Formerly 145 MMBOE for Spraberry and 125 MMBOE for Raton Pro forma for Canada divestiture 2.8 BBOE of Proved Reserves and Resource Potential

$85 / $8.50 $100 / $10.00 $115 / $11.50 Proved Reserves 49 68 87 Transition 8 8 8 Low-Risk Unbooked Resource 47 72 97 Transition 5 5 5 Focused on Increasing Net Asset Value Per Share Assumes current production and capital costs ~$109 After-Tax Net Asset Value at 10% Discount Rate1 ~$56 ~$53 Commodity Price Assumptions: Oil / Gas ~$153 ~$81 ~$72 Proved Reserves - 964 MMBOE Net Resource Potential - 1,870 MMBOE $85 / $8.50 $100 / $10.00

Net Asset Value Summary

Unaudited Reconciliation of PV-10 to Standardized Measure PV-10 is the estimated future net cash flows from proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. Standardized Measure is the after-tax estimated future cash flows from proved reserves discounted at an annual rate of 10 percent, determined in accordance with GAAP. Pioneer's management believes PV-10 is a useful measure for comparison of proved reserves among exploration and production companies because, unlike Standardized Measure, it excludes future income taxes, which can differ materially among various companies. Pioneer believes that securities analysts and rating agencies use PV-10 in similar ways. Below is a reconciliation of PV-10 to Standardized Measure (in millions):

Net Asset Value Disclosure Pioneer does not consider "Net Asset Value" and "Net Asset Value Per Share" to be "non-GAAP financial measures," as defined in SEC rules. Pioneer uses Net Asset Value as an estimate of fair value. Net Asset Value and Net Asset Value Per Share should not be considered as alternatives to Standardized Measure, Stockholders Equity or per share statements of those measures. Pioneer's Net Asset Value calculation is based on numerous assumptions that may change as a result of future activities or circumstances.

Certain Reserve Information Cautionary Note to U.S. Investors -- The U.S. Securities and Exchange Commission (the "SEC") permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this presentation, such as "resource potential," "net resource potential," "total resource," "OOIP," "OGIP," "OOEIP," "EUR" or other descriptions of volumes of reserves that the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer. U.S. investors are urged to consider closely the disclosure in our most recent Form 10-K, file No. 1-13245, available from us at Investor Relations, 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039. You can also obtain this form from SEC by calling 1-800-SEC-0330.